FILING PURSUANT TO RULE 425 OF THE
SECURITIES ACT OF 1933, AS AMENDED

FILER: NORTHROP GRUMMAN CORPORATION

SUBJECT COMPANY: TRW, INC. (NO. 1-2384)

FILING: REGISTRATION STATEMENT ON FORM S-4
(REGISTRATION NO. 333-83672)

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